Exhibit 10.65

FINGERLING SUPPLY AGREEMENT

This Fingerling Supply Agreement (the “Agreement”) is effective this 3rd Day of December, 2021,

BETWEEN:	Taste of BC Aquafarms Inc. (the “Supplier”), a company organized and existing under the laws of the Province of British Columbia, with its head office located at:

2930 Jameson Road, Nanaimo BC V9R 6W8

AND:	West Coast Fishculture (Lois Lake) Ltd. (the “Purchaser”), a company organized and existing under the laws of the Province of British Columbia, with its head office located at:

11060C Morton Road, Powell River, BC V8A 0L9

Each individually a “Party”, and collectively “Parties”.

WITNESSETH:

WHEREAS the Supplier currently produces and sells Rainbow Trout (Oncorhynchus mykiss) from its facilities in Nanaimo, BC;

WHEREAS the Supplier, for the price and subject to the terms and conditions contained herein, is prepared to sell Rainbow Trout Fingerlings to the Purchaser, in accordance with a schedule on an ongoing basis and as its exclusive supplier, and the Purchaser is prepared to buy on this basis from the Supplier, all of the Purchaser’s Fingerling stocking requirements;

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HERETO CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, DULY RECEIVED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Whenever used in this Agreement, the schedules thereto, or any ancillary document thereto, the following terms, unless the subject matter or context otherwise requires, shall have the following meanings:

1.1.1	“Agreement” means or refers to this Agreement as amended from time to time and any indenture, agreement or instrument supplemental or ancillary hereto or in implementation hereof;

1.1.2	“Business Day” means any day excluding Saturday, Sunday and any other day which in British Columbia, Canada is a legal holiday or a day on which financial institutions are authorized by law or by local proclamation to close;

1.1.3	“Cohort” means, for the purposes of this Agreement, a group of 100,000 Fingerlings grown by the Supplier for sale to the Purchaser from 200,000 hatched eggs.

1.1.4	“Cohort Interval” means nine (9) weeks and is the interval or spacing between Cohorts sold by the Supplier to the Purchaser pursuant to this Agreement.

Fingerling Supply Agreement	Page 1 of 5

1.1.7	“Fingerling” means or refers to a Rainbow Trout fingerling sold pursuant to this Agreement.

1.1.5	“Person” means any individual, company, corporation, partnership, firm, trust, sole proprietorship, government or entity howsoever designated or constituted;

1.1.6	“Price” means the price as set out in Section 3 of this Agreement, unless otherwise expressly varied by mutual agreement of the Parties; and

1.2	Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.3	The division of this Agreement into articles and insertion of headings is for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	All dollar amounts referred to in this Agreement are in lawful money of Canada.

1.5	The preamble hereto forms an integral part of this Agreement.

2.	SALE AND PURCHASE OF FINGERLINGS

2.1	The Supplier hereby agrees and undertakes to sell to the Purchaser, and the Purchaser agrees and undertakes to purchase from the Supplier, for the Price and subject to the terms and conditions contained herein, up to eleven (11) Cohorts of Fingerlings during the term of this Agreement.

2.2	Supplier’s facility setup is anticipated to be completed and first Cohort eggs placed in incubation on or around February 15, 2022

2.3	Estimated date for shipment of the first Cohort from Supplier to Purchaser will be on or around June 1, 2022, fifteen (15) weeks later. Subsequent Cohorts shall be scheduled for shipment from Supplier to Customer in accordance with the Cohort Interval, as defined.

2.4	Title to the Fingerlings sold hereunder shall pass from the Supplier to the Purchaser upon complete payment of the purchase price of each group of Fingerlings mentioned in Section 4 hereinafter. The risks of lost or damage to such Fingerlings sold hereunder shall pass from the Supplier to the Purchaser at the date and time the Fingerlings are loaded on transport for delivery to the Purchaser.

3.	PRICE OF SMOLTS

3.1	For the term of this Agreement stipulated in sub-section 6.1 hereinafter, unless otherwise expressly and mutually agreed in writing by the Parties, Price shall be $0.70 per 20g Fingerling, or $0.60 per 10g Fingerling, in each case plus any taxes or other governmental charges payable with respect to the sale.

3.2	For the purposes of this Agreement, a group of Smolts shall be deemed to be:

●	20g if the mean weight of Smolts in that group is 20g, and the deviation in weight of Smolts comprising the group is +/- 5 grams of the target weight of 20g, and

●	10g if the mean weight of Smolts in that group is 10g, and the deviation in weight of Smolts comprising the group is +/- 2 grams of the target weight of 10g.

Fingerling Supply Agreement	Page 2 of 5

3.3	The prices for Fingerlings sold pursuant to this Agreement during any subsequent term provided for in sub-section 6.1 hereinafter shall be mutually agreed upon by the parties hereunder.

4.	TERMS OF PAYMENT

4.1	To facilitate setup and related costs, the Purchaser shall pay $140,000 to the Supplier upon execution of this Agreement or as otherwise mutually agreed, being prepayment of the estimated total purchase price for the first two Cohorts, calculated as 200,000 Fingerlings @ $0.70 per Fingerling.

4.2	Payment for the third and subsequent Cohorts shall be made as follows:

●	50% at time of purchase of eggs

●	50% balance prior to shipment.

5.	TERM OF AGREEMENT

5.1	Subject to the provisions of sub-section 5.2 hereinafter, this Agreement shall be in force for a term of two years commencing on the date of signature. This Agreement may be renewed for an additional term(s) by mutual agreement of the Parties.

5.2	Notwithstanding the provisions of sub-section 5.1, either party shall be entitled to terminate this Agreement at any time, upon simple notice to that effect, in the event:

5.2.1	that the other party commits an act of bankruptcy, within the meaning given to that expression in the Bankruptcy Act, is declared bankrupt, becomes insolvent or makes an assignment of all its property for the general benefit of its creditors; or

5.2.2	that the other party proceeds with its dissolution or liquidation or is the object of any procedure for its dissolution and/or liquidation.

5.3	All obligations or liabilities of the parties accrued on the date of expiration or termination of this Agreement shall survive such expiration or termination.

6.	QUALITY, SPECIFICATIONS, HEALTH AND OTHER MATTERS

6.1	The Supplier warrants that eggs from which the Fingerlings sold hereunder will be grown, shall be purchased from Riverence LLC or TroutLodge LLC, at the Purchaser’s discretion.

6.2	Fingerlings shall be all female or all female triploids, at the Purchaser’s discretion.

6.3	Fingerlings shall be top grade, from a minimum hatch of 200,000.

6.4	Fingerlings shall be certified disease free of any reportable diseases. However, the Parties acknowledge that Cold Water Disease (Flavobacterium psychrophilum), is endemic to these populations, and the Supplier will prophylactically treat the eggs/fingerlings to minimize any outbreak of this disease. There shall be no visible signs of active Cold Water disease in Smolts shipped.

6.5	Unexplained mortalities in excess of 2% per day in any 4 day period in the month prior to shipping shall be discussed with the Purchaser, and shall not be shipped unless agreed upon by both parties.

6.6	The Supplier will not fin clip or vaccinate the Fingerlings. If the Purchaser requires fin clipping and/or vaccination to be carried out prior to shipping, the Supplier will permit the Purchaser and/or third parties contracted by the Purchaser to perform the work at the Supplier’s site, at the Purchaser’s expense.

Fingerling Supply Agreement	Page 3 of 5

6.7	All fish health records from import of eggs through to loading transportation for delivery shall be provided to the Purchaser along with the Fingerlings.

7.	FORCE MAJEURE

7.1	Either party hereto shall be relieved from liability hereunder for failure to perform any of the obligations herein imposed for the time and to the extent of such failure to perform its obligations hereunder if occasioned by circumstances beyond the party’s control including voluntary or involuntary compliance with any law, order, regulation or directive or any governmental authority, Federal, Provincial or Municipal, the breakdown or other failure of facilities used for manufacture, transportation, consumption or use of the Products, or the inability to obtain labor, power, fuel, transportation, supplies of raw materials or, or by acts of God, or by acts of public enemy, or cancellation by governmental authorities of license to operate its plant, or by strikes, lockouts, or other industrial disturbances, riots, floods, hurricanes, fire, explosion, or any other cause or causes of any kind of character reasonably beyond the control of the party failing to perform, whether similar to or dissimilar from the enumerated causes (any cause being herein referred to as “Force Majeure”).

7.2	In the event of either party hereto being rendered unable by Force Majeure to carry out its obligations under this Agreement, such party shall give notice and particulars of the event to the reasonable satisfaction of the other party including the expected duration of such Force Majeure and the expected extent of impairment of deliveries or receipt hereunder in writing or by telefax to the other party as soon as possible after the occurrence of the cause relied on, and, upon the giving of such notice, the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be so far as possible remedied with all reasonable dispatch.

8.	FINAL PROVISIONS

8.1	The provisions of this Agreement shall, except as otherwise provided herein, ensure to the benefit of and be binding upon the parties hereto and their respective, executors, administrators, successors and assigns and each and every person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

8.2	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the transactions herein contemplated and replaces all previous agreements and understandings, if any, between the parties with respect to the subject matter hereof and the transaction contemplated herein.

8.3	Any notice to be given under this Agreement shall be in writing and delivered, emailed, faxed or mailed by prepaid registered mail addressed to the party to whom it is to be given at the address hereinabove mentioned and such notice shall be deemed to have been given on the day of delivery or on the day it is emailed or faxed or on the fifth (5th) business day after mailing as aforesaid, as the case may be. Notice of change of address may be given by any party in the same manner.

8.4	Time shall be of the essence of this Agreement.

8.5	This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

8.6	If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

8.7	Except as provided herein, the failure on the part of one party, in any one or more instances, to insist upon the keeping, performance or observance of any of the terms, conditions or provisions of this Agreement, or to exercise any right or privilege herein conferred, shall not be construed as relinquishment of that party’s right to require the future keeping, performance or observance of any such terms, conditions or provisions.

8.8	This Agreement (or any part thereof) shall not be assignable by one party except with the written consent of the other, except that either party may assign this Agreement to a related person within the meaning under the laws of Canada, provided that such related person shall agree not to assign this Agreement except as permitted under this sub-section.

Fingerling Supply Agreement	Page 4 of 5

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Nanaimo, BC on the date indicated above.

SUPPLIER	PURCHASER

/s/ Steve Atkinson	/s/ Ron Evans
Authorized Signature	Authorized Signature

Managing Director	Chief Financial Officer
Print Name and Title	Print Name and Title

Fingerling Supply Agreement	Page 5 of 5